UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 6, 2015

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-11459	PPL Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-2758192

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 6, 2015, the Board of Directors of PPL Corporation ("PPL" or the "Company"), in connection with the planned retirement of Robert J. Grey, currently PPL's Executive Vice President, General Counsel and Secretary, elected Mr. Grey as Executive Vice President and Chief Legal Officer and Joanne H. Raphael as Senior Vice President, General Counsel and Corporate Secretary of the Company, both effective June 1, 2015. In addition, the Compensation, Governance and Nominating Committee ("Committee") of the Board of Directors approved the entry by the Company into a Retention Agreement (the "Retention Agreement") with Mr. Grey. Pursuant to the Retention Agreement, Mr. Grey will retire from PPL on January 31, 2016 or, if the Company enters into an agreement prior to January 31, 2016 the consummation of which would constitute a "Change in Control", he will retire upon the consummation of the "Change in Control" of the Company (such period referred to as the "Retention Period"), with "Change in Control" as defined in PPL's Executive Severance Agreement with Mr. Grey, dated April 1, 2009, as amended (as previously filed by the Company, the "Change in Control Agreement").

During the Retention Period, Mr. Grey's compensation will continue to be set by the Committee, consistent with past practice and the compensation arrangements of other senior executives of the Company, provided that the service-based vesting requirements of any long-term incentive awards granted during the Retention Period shall not require Mr. Grey to remain employed by the Company after the Retention Period and Mr. Grey's salary and bonus targets shall not be reduced from the level in effect on the effective date of the Retention Agreement other than any reduction that is consistent with a general reduction by the Company of the salary or bonus targets of its senior executive officers. In addition, during the Retention Period, Mr. Grey will be eligible to receive all benefits and perquisites consistent with those generally provided by the Company to its senior executives.

Following expiration of the Retention Period, provided that the Retention Period does not end as the result of a Change in Control, Mr. Grey will be entitled to receive a lump sum payment (the "Retention Payment") equal to $830,000 (based on his current salary), less any amount required to be withheld for applicable taxes. Such Retention Payment shall be in addition to such amounts to which Mr. Grey is entitled pursuant to the Company's Executive Severance Plan (as previously filed by the Company, the "Executive Severance Plan"). In the event of Mr. Grey's death or disability prior to expiration of the Retention Period, or if prior to the expiration of the Retention Period Mr. Grey's employment is terminated by the Company without Cause (as defined in the Executive Severance Plan) and such termination is not as a result of a Change in Control, Mr. Grey (or his estate, as the case may be) will be entitled to receive the Retention Payment and continued payment of base salary and annual bonus through January 31, 2016, together with annual equity grants on terms comparable to those of prior grants, as if Mr. Grey's employment had continued through January 31, 2016. In addition, upon any termination of Mr. Grey's employment by PPL which would entitle Mr. Grey to receive a Retention Payment, any service-based forfeiture restrictions applicable under any long-term incentive awards granted under any of the Company's incentive compensation plans will lapse and be considered satisfied as of the date of any such termination.

Except as otherwise provided in the Retention Agreement, Mr. Grey’s participation under the Change in Control Agreement and Executive Severance Plan shall continue in full force during the Retention Period, provided that if Mr. Grey becomes eligible to receive payments and benefits under the Change in Control Agreement, he will not be entitled to receive the Retention Payment, the lapse of restrictions on his outstanding incentive compensation awards under the Retention Agreement will not become effective, and he will not be eligible to receive any payments or benefits under the Executive Severance Plan.

The foregoing is a summary of the pertinent terms of the Retention Agreement and is qualified in its entirety by reference to the Retention Agreement, a copy of which is filed as exhibit 99.1 hereto.

On May 6, 2015, PPL issued a press release announcing the planned retirement of Mr. Grey and the elections of Mr. Grey and Ms. Raphael. A copy of the press release is attached as exhibit 99.2 hereto and is incorporated by reference herein.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

	99.1 -	Form of Retention Agreement, dated May 6, 2015, among PPL Corporation, PPL Services Corporation and Robert J. Grey.
	99.2 -	Press Release of PPL dated May 6, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By:	/s/ Stephen K. Breininger
Stephen K. Breininger Vice President and Controller

Dated:  May 7, 2015